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                          LEASE MODIFICATION AGREEMENT

         THIS AGREEMENT, made as of this 22nd day of July 1998 by and between LESTER M. ENTIN ASSOCIATES, a New Jersey partnership having offices at 1033 Clifton Avenue, P.O. Box 2189, Clifton, New Jersey 07015 ("Landlord"), and LECHTERS, INC., a New Jersey corporation having offices at One Cape May Street, Harrison, New Jersey 07029 ("Tenant").

                              W I T N E S S E T H:
                                R E C I T A L S

         A. On December 23, 1991, Landlord and Tenant entered into an Agreement of Lease (the "Lease") wherein Landlord leased to Tenant, and Tenant leased from Landlord, approximately 490,116 square feet of space (the "Premises") in the building (the "Building") located at One Cape May Street in the Township of Harrison, Hudson County, New Jersey.

         B. Pursuant to a Lease Modification Agreement dated June 19, 1995 (the "First Modification"), Tenant leased from Landlord, and Landlord leased to Tenant, approximately 43,040 square feet of the Building so that the Premises now consists of approximately 533,156 square feet of space.

         C. Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, approximately 6,800 square feet of office space in the Building as shown on Schedule "A" attached hereto (the "Additional Office Space") effective as of September 1, 1998 (the "Effective Date").

         NOW, THEREFORE, for and in consideration of the terms and conditions contained hereinbelow, and intending to be legally bound thereby, Landlord and Tenant hereby agree as follows:

         1. The Recitals set forth above are hereby incorporated by reference as if fully set forth in the main body of this Agreement.

         2. As of the Effective Date, the Lease shall be deemed amended as follows:

                  (a) The Premises shall consist of approximately 539,956 square feet of space in the Building as shown on Schedule "A" hereto, inclusive of the Additional Office Space, in its "AS IS" condition except for the demising wall to be constructed by Landlord as shown on Schedule "A". (Continued in Rider).

                  (b) Tenant shall continue to pay Basic Rent for the 490,116 square feet constituting the Premises prior to the First Modification on the terms and conditions of Section 2 of the Lease, and for the 43,040 square feet demised pursuant to the First Modification on the terms and conditions of Paragraph 2(b) of the First Modification. As of the Effective Date, and through January 31, 2001, Tenant shall pay Basic Rent for the Additional Office Space at an annual rate of Thirty-Four Thousand ($34,000.00) Dollars, to be payable in equal monthly installments of Two Thousand Eight Hundred Thirty-three and 33/100 ($2,833.33) Dollars each, due on the first (1st) day of each month. The Annual Basic Rent for the Additional Office Space for the period from February 1, 2001 through July 31, 2003, shall be Thirty-Four Thousand ($34,000.00) Dollars, increased by the percentage increase in the Index (as defined in Section 2(c) of the Lease) from August 1998 to January 2001, but in no event less than Thirty-Four Thousand ($34,000.00) Dollars, payable in equal monthly installments on the first (1st) day of each month. The Annual

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               Basic Rent for the Additional Office Space for each thirty (30)
               month period thereafter during the Term, to include any renewal options, shall be the Annual Basic Rent payable for the preceding thirty (30) month period, increased by the percentage increase in the Index from the month before the commencement of the preceding thirty (30) month period to the month before the commencement of the thirty (30) month period in question, but in no event less than the Annual Basic Rent payable during the preceding thirty
               (30) month period, payable in equal monthly installments on the first (1st) day of each month.

      (c) Tenant's Proportionate Share as set forth in Section 3 of the Lease shall be increased from 85.13% to 86.2%.

      (d) Tenant's monthly estimated payments on account of its Proportionate Share of annual Operating Costs as set forth in Section 4 of the Lease shall be increased from $82,254.46 to $83,303.55.

   3. Landlord and Tenant acknowledge and agree that the terms and conditions of Section 57 of the Lease, respecting Tenant's right to lease adjacent space presently leased by Tri-Chem, Inc. as it become vacant, does not apply to the Additional Office Space, inasmuch as Landlord and Tenant have agreed to lease the Additional Office Space on the terms and conditions contained in this Agreement.

   4. Approximately 45,000 square feet of the Premises shown on Schedule "B" attached hereto is heated by a boiler which shall be replaced. Following execution hereof, Landlord will diligently and expeditiously commence to replace the boiler with a new heating system in accordance with the plans and specifications attached hereto as Schedule "C", and will complete the installation thereof by September 30, 1998. Upon removal of the boiler and completion of the installation of said new system, (a) Tenant will reimburse Landlord for Forty-two Thousand ($42,000.00) Dollars of the cost thereof as Additional Rent upon presentation by Landlord to Tenant of written proof of the cost of the removal of the boiler and installation of the new system; and (b) those portions of Section 14(a) of the Lease, as amended by Section 2(d) of the First Amendment, relating to Tenant's payment of a percentage of the heating costs of the Building, shall be deleted in their entirety, inasmuch as all heat to the Premises shall thenceforth be separately metered to Tenant (except to the extent provided in Paragraph 5 below).

   5. If the heating, ventilating and air conditioning ("HVAC") system which services the Additional Office Space is not separately metered from portions of the Building not leased by Tenant, then Tenant shall pay to Landlord as Additional Rent a percentage of the HVAC consumption for said system as determined by Public Service Electric & Gas Company whose determination shall be final and binding upon the parties hereto.

   6. Except as specifically modified herein, the Lease is hereby confirmed and ratified in its entirety.

   7. Capitalized terms not defined herein shall have the same meaning as provided for in the Lease.
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   8. This is a negotiated Agreement, and shall not be construed against
      Landlord by virtue of its having been prepared by Landlord's attorneys.


   IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease Modification Agreement as of the day and year first above written.


WITNESS:                                     LESTER M. ENTIN ASSOCIATES,
                                             Landlord


/s/ Diana McCauley                            By: /s/ Joseph W. Waters, Partner
-----------------------------                    -------------------------------
                                                  Joseph Waters, Partner


ATTEST:                                      LECHTERS, INC., Tenant


/s/ Ira S. Rosenberg                          By: /s/ Donald Jones
-----------------------------                    -------------------------------
Ira S. Rosenberg, Secretary                                            President






                                     RIDER

Paragraph 2(a) continued:

In addition to the construction of the demising wall, Landlord shall separate the electrical service for the Premises from the greater area presently served, and install a new switch or switches where designated by Tenant. Landlord's work shall be completed and the Premises delivered to Tenant on or before 9/1/98. Tenant may occupy the Premises prior to the Effective Date to prepare the Premises for its occupancy.
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                           LESTER M. ENTIN ASSOCIATES
                              1033 CLIFTON AVENUE
                                 P.O. BOX 2189
                           CLIFTON, NEW JERSEY 07015


                                 July  22, 1998




Lechters, Inc.
One Cape May Street
Harrison, NJ 07029


Gentlemen:

     Notwithstanding anything contained in the contrary in the Lease Modification Agreement made of even date herewith between us (the "Modification") respecting approximately 6,800 square feet of office space in the building (the "Building") located at One Cape May Street, Harrison, New Jersey, this letter will confirm the following understandings between us (all capitalized terms not defined herein shall have the same meaning as set forth in the Modification):

     1. As consideration for your right to use the common hallway between the Premises and that portion of the Building not leased by you, you hereby agree to pay, as of the Effective Date, the sum of Eight Hundred ($800.00) Dollars per year, payable in equal monthly installments of Sixty-six and 67/100 ($66.67) Dollars, each due on the first day of the month. Commencing on February 1, 2001, and on the first day of each thirtieth (30th) month thereafter, said sum shall be adjusted in the same manner as provided for the Basic Rent for the Additional Office Space in Paragraph 2(b) of the Modification.

     2. In the event the undersigned is unable to separate the electrical service for the Premises as provided in the Rider to Paragraph 2(a) of the Modification, then the provisions of Paragraph 5 of the Modification shall supersede and prevail.

     3. In the event the undersigned has not completed construction of the demising wall and additional construction as provided for in Paragraph 2(a) of the Modification by the Effective Date, you shall permit the undersigned to diligently and expeditiously pursue such work to completion, and the terms and provisions of the Modification shall not be affected as a result thereof.

     4. In lieu of Landlord's HVAC obligation set forth in the third paragraph of
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Schedule C, a new gas fired 10 ton roof mounted combination air conditioning and heating unit will be installed by Landlord utilizing the existing distribution ducts and plenurn return.

     If the foregoing accurately reflects our understanding, please sign where indicated below on the enclosed copy of this letter.




                                                  Very truly yours,


                                                  LESTER M. ENTIN ASSOCIATES


                                                  By: /s/ Joseph Waters
                                                      --------------------------
                                                      Joseph Waters, Partner



Accepted and Agreed to this
6th day of Aug., 1998.

LECHTERS, INC.




By: /s/ Donald Jones
    --------------------------------------
    President
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SPECIFICATIONS FOR DECOMMISSIONING THE BOILER ROOM AT 1 CAPE MAY STREET,
SERVING THE "TRI-CHEM" SPACE, AND APPROXIMATELY 45,000 SQUARE FEET OF THE LECHTERS WAREHOUSE SPACE, AND INSTALLING ALTERNATE HVAC SYSTEM.

LESTER M. ENTIN ASSOCIATES will be decommissioning the steam boiler at 1 Cape May Street. Replacing the boiler as a source of heat in the Lechters warehouse space will be:

     A) 4 300,000 BTU Reznor Model FT Low Profile heating units. These units will be installed by MEYER & DEPEW CO., using Lechters existing natural gas and electric services. The vent stack penetrations to the roof will be conducted by M & M Roofing, who then seal all penetrations with roofing compound.

     B) Heat for the additional 6,800 square feet of office space to be occupied by Lechters, (formerly Tri-Chem office space) will be provided by a new 10 ton air handler and associated duct furnace. The heat will be provided by a new 300,000 BTU Reznor EEDU series Indoor Duct Furnace, installed by MEYER & DEPEW CO. MEYER & DEPEW CO. will also retrofit make any and all necessary repairs to the existing duct work.

     Air Conditioning for the 6,800 square feet of office space to be occupied by Lechters, (formerly Tri-Chem office space) will be provided by the existing roof mounted Chiller Tower. MEYER & DEPEW CO. will make any and all necessary repairs to the existing Chiller Tower.

     The proposed heating and cooling systems will be metered from the current LECHTERS gas and electrical meters. Due to the fact that this office space has a plenum return system, LESTER M. ENTIN ASSOCIATES will be removing the current ceiling tiles located the new office space and replacing the tile, and installing new "egg crate" air return panels. This will ensure that the plenum return system is still operational. Lechters has acknowledged that any communication wiring must be Teflon coated to maintain the integrity of the plenum system.